                                                                EXHIBIT 99(c)(1)

================================================================================


                        AGREEMENT AND PLAN OF MERGER

                                    among

                            DLB OIL & GAS, INC.,

                         ACQUISITION DRILLING, INC.

                                     and

                         BONRAY DRILLING CORPORATION





                          -------------------------

                               January 6, 1997

                          -------------------------




================================================================================

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I        THE TENDER OFFER . . . . . . . . . . . . . . . . . . . . . .  1
         1.1     The Offer  . . . . . . . . . . . . . . . . . . . . . . . . .  1
         1.2     Company Action . . . . . . . . . . . . . . . . . . . . . . .  2
         1.3     Board of Directors of the Company  . . . . . . . . . . . . .  3

ARTICLE  II  THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
         2.1     The Merger . . . . . . . . . . . . . . . . . . . . . . . . .  3
         2.2     Effective Time . . . . . . . . . . . . . . . . . . . . . . .  3
         2.3     Effect of the Merger . . . . . . . . . . . . . . . . . . . .  3
         2.4     Certificate of Incorporation . . . . . . . . . . . . . . . .  4
         2.5     By-Laws  . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         2.6     ADI Directors  . . . . . . . . . . . . . . . . . . . . . . .  4
         2.7     ADI Officers . . . . . . . . . . . . . . . . . . . . . . . .  4
         2.8     Additional Actions . . . . . . . . . . . . . . . . . . . . .  4

ARTICLE III  CONVERSION OF SECURITIES . . . . . . . . . . . . . . . . . . . .  4
         3.1     Common Stock . . . . . . . . . . . . . . . . . . . . . . . .  4
         3.2     Dissenting Shares  . . . . . . . . . . . . . . . . . . . . .  5
         3.3     ADI Common Stock . . . . . . . . . . . . . . . . . . . . . .  5
         3.4     Exchange of Common Stock . . . . . . . . . . . . . . . . . .  5

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF DLB AND ADI . . . . . . . . . .  7
         4.1     Organization . . . . . . . . . . . . . . . . . . . . . . . .  7
         4.2     Authority Relative to this Agreement . . . . . . . . . . . .  7
         4.3     Consents and Approvals; No Violations  . . . . . . . . . . .  7
         4.4     Offer Documents; Proxy Statement; Other Information  . . . .  8
         4.5     No Prior Activities  . . . . . . . . . . . . . . . . . . . .  8
         4.6     Finders and Investment Bankers . . . . . . . . . . . . . . .  8

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF THE COMPANY  . . . . . . . . . .  8
         5.1     Organization . . . . . . . . . . . . . . . . . . . . . . . .  8
         5.2     Capitalization . . . . . . . . . . . . . . . . . . . . . . .  9
         5.3     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . .  9
         5.4     Authority Relative to this Agreement . . . . . . . . . . . .  9
         5.5     Consents and Approvals; No Violations  . . . . . . . . . . .  9
         5.6     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . 10
         5.7     SEC Filings  . . . . . . . . . . . . . . . . . . . . . . . . 10
         5.8     Tradenames . . . . . . . . . . . . . . . . . . . . . . . . . 11
         5.9     Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . 11
         5.10    Environmental Matters  . . . . . . . . . . . . . . . . . . . 11
         5.11    Compliance with Agreements . . . . . . . . . . . . . . . . . 13
         5.12    Employee Benefit Matters . . . . . . . . . . . . . . . . . . 13

         5.13    Special Warranty of Title to Company Assets  . . . . . . . . 13
         5.14    Maintenance of Assets  . . . . . . . . . . . . . . . . . . . 14
         5.15    Absence of Certain Changes or Events . . . . . . . . . . . . 14
         5.16    Governmental Authorization and Compliance with Laws  . . . . 14
         5.17    Offer Documents; Proxy Statement; Other Information  . . . . 14
         5.18    Finders and Investment Bankers . . . . . . . . . . . . . . . 15

ARTICLE VI  COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
         6.1     Conduct of Business of the Company . . . . . . . . . . . . . 15
         6.2     Acquisition Proposals  . . . . . . . . . . . . . . . . . . . 16
         6.3     Notification of Certain Matters  . . . . . . . . . . . . . . 17
         6.4     Meetings of the Company's Stockholders . . . . . . . . . . . 17
         6.5     Access to Information  . . . . . . . . . . . . . . . . . . . 18
         6.6     Best Efforts . . . . . . . . . . . . . . . . . . . . . . . . 18
         6.7     Public Announcements . . . . . . . . . . . . . . . . . . . . 19
         6.8     Exchange Act Compliance  . . . . . . . . . . . . . . . . . . 19
         6.9     Consent of DLB . . . . . . . . . . . . . . . . . . . . . . . 19
         6.10    Indemnification  . . . . . . . . . . . . . . . . . . . . . . 19

ARTICLE VII  CLOSING CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . 20
         7.1     Conditions to Obligations of the Company, DLB and ADI  . . . 20
         7.2     Conditions to Obligation of DLB and ADI  . . . . . . . . . . 20
         7.3     Conditions to Obligation of the Company  . . . . . . . . . . 21

ARTICLE VIII  CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
         8.1     Time and Place . . . . . . . . . . . . . . . . . . . . . . . 21
         8.2     Filings at the Closing . . . . . . . . . . . . . . . . . . . 21

ARTICLE IX  TERMINATION AND ABANDONMENT . . . . . . . . . . . . . . . . . . . 22
         9.1     Termination by Mutual Consent  . . . . . . . . . . . . . . . 22
         9.2     Termination by Either DLB or the Company . . . . . . . . . . 22
         9.3     Termination by DLB . . . . . . . . . . . . . . . . . . . . . 22
         9.4     Termination by the Company . . . . . . . . . . . . . . . . . 22
         9.5     Procedure and Effect of Termination Procedure and
                 Effect of Termination  . . . . . . . . . . . . . . . . . . . 23

ARTICLE X  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . 23
         10.1    Payment of Expenses  . . . . . . . . . . . . . . . . . . . . 23
         10.2    Amendment and Modification . . . . . . . . . . . . . . . . . 24
         10.3    Waiver of Compliance; Consents . . . . . . . . . . . . . . . 24
         10.4    Investigations; Survival of Warranties . . . . . . . . . . . 24
         10.5    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . 24
         10.6    Assignment . . . . . . . . . . . . . . . . . . . . . . . . . 25
         10.7    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . 25
         10.8    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . 26





                                       ii

         10.9    Interpretation . . . . . . . . . . . . . . . . . . . . . . . 26
         10.10   Employment Arrangements  . . . . . . . . . . . . . . . . . . 26
         10.11   Exhibits . . . . . . . . . . . . . . . . . . . . . . . . . . 26
         10.12   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . 26

ANNEX A . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER, this 6th day of January, 1997 (this "Agreement"), is made and entered into among DLB OIL & GAS, INC., an Oklahoma corporation ("DLB"), ACQUISITION DRILLING, INC., a Delaware corporation and a wholly-owned subsidiary of DLB ("ADI"), and BONRAY DRILLING CORPORATION, a Delaware corporation (the "Company"). The Company and ADI are hereinafter sometimes collectively referred to as the "Constituent Corporations."

         WHEREAS, the respective Boards of Directors of DLB, ADI and the Company have approved the acquisition of the Company by DLB pursuant to the terms of this Agreement; and

         WHEREAS, in furtherance thereof ADI will make a tender offer for all shares of the Company's common stock, par value $1.00 per share (the "Common Stock"), upon the terms of and subject to the conditions set forth in this Agreement; and

         WHEREAS, the respective Boards of Directors of DLB, ADI and the Company have approved the merger of ADI into the Company (the "Merger") upon the terms and subject to the conditions set forth herein; and

         WHEREAS, in order to induce DLB and ADI to enter into this Agreement, certain holders of Common Stock (the "Selling Stockholders") have entered into a Stockholder Tender Agreement with ADI (the "Stockholder Agreement"), pursuant to which each such holder has agreed, among other things, to tender such holder's shares of Common Stock to ADI pursuant to the Offer (hereinafter defined) upon the terms and conditions set forth in such Stockholder Agreement.

         NOW, WHEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                  ARTICLE  I.
                                THE TENDER OFFER

        1.1. The Offer. Provided that nothing shall have occurred which would result in a failure of any of the conditions set forth in Annex A, attached hereto and made a part hereof, as promptly as practicable, and in no event later than the fifth (5th) business day following the date hereof, ADI shall commence a cash tender offer (the "Offer") for all of the outstanding shares (the "Shares") of the Common Stock at a price of Thirty and No/100 Dollars ($30.00) per share net to the seller in cash (the "Price Per Share"), which Offer shall be subject to the conditions set forth in Annex A hereto, and ADI shall file a Schedule 14D-1 with respect to the Offer in accordance with Rule 14d-3(a) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). ADI shall, subject only to the satisfaction or waiver of the conditions set forth on Annex A hereto, accept for payment all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after such acceptance is legally permitted. Notwithstanding the foregoing, ADI expressly reserves the right to increase the price per Share payable in the Offer and make any other changes to the terms or conditions of the Offer, provided, however, that ADI will not, without the prior written consent of the Company (such consent to be authorized by the Board of Directors of the Company), (i) decrease the Price Per Share, change the form of consideration payable in the Offer or decrease the number of Shares sought, (ii) change the conditions to the Offer (other than to waive any condition), (iii) impose additional conditions to the Offer or (iv) amend any other term of the Offer in any manner adverse to the holders of Shares (other than insignificant changes or amendments). The Offer shall expire at 12:00 midnight, New York City time, on the twentieth (20th) business day following commencement of the Offer (such date and time, as may be extended in accordance with the terms hereof, is referred to as the "Expiration Date"); provided, however, and notwithstanding anything in the foregoing to the contrary, it is understood and agreed that ADI may, from time to time, in its sole discretion extend the Expiration Date, (w) to comply with applicable rules and regulations of the Securities and Exchange Commission ("SEC"); (x) if any of the conditions to the Offer have not been satisfied, for the minimum period of time necessary to satisfy such condition; (y) if all of the conditions to the Offer have been satisfied but fewer than 90% of the shares of Common Stock outstanding (determined on a fully diluted basis) have been tendered in the Offer, for the minimum period of time necessary until 90% of such shares have been so tendered, but in no event later than the tenth (10th) day following the initial Expiration Date; provided, however, that if ADI extends the Expiration Date pursuant to the clause (y), it will be deemed upon such extension to have waived all conditions except (c), (d)(i) and (d)(iii) set forth on Annex A hereto; or (z) if a tender or exchange offer for shares of Common Stock or any other proposal for a business combination involving the Company shall be publicly disclosed or DLB or ADI shall have otherwise learned that a tender or exchange offer for shares of Common Stock or any other proposal for a business combination involving the Company shall have been made or publicly proposed to be made by any person (including the Company, or any of its affiliates, or any group (within the meaning of Section 13(d)(3) of the Exchange Act)) (a "Competing Offer"), and all of the conditions to the Offer have not been satisfied, until ten (10) days after the termination or publicly-announced abandonment of such Competing Offer, but in no event later than the minimum time necessary to satisfy all such conditions; provided, further, that in no event shall the Expiration Date be extended without the prior written consent of the Company beyond the 21st day of March, 1997 unless condition (d) set forth in Annex A to this Agreement shall not then be satisfied.

        1.2. Company Action. The Company hereby consents to the Offer and represents that its Board of Directors has unanimously approved the Offer, the Merger, this Agreement, the Stockholder Agreement and the acquisition of shares of Common Stock pursuant thereto, and unanimously resolved to recommend acceptance of the Offer and approval of the Merger by the stockholders of the Company. Upon commencement of the Offer, the Company shall promptly file with the SEC and mail to the holders of Common Stock a Solicitation/Recommendation Statement on Schedule 14D-9 reflecting such recommendation and shall permit ADI to include a copy of such Schedule 14D-9 in its Offering Documents, as such phrase is hereinafter defined. The Company hereby consents to the inclusion in the Offer of the recommendation referred to in the preceding sentence. In connection with the Offer, the Company will furnish ADI with such information, including current lists of the stockholders of the Company, mailing labels and lists of security positions, and such assistance as ADI or its agents may reasonably request in communicating the Offer to the Company's stockholders.

        1.3. Board of Directors of the Company. Effective upon the payment by ADI for Shares pursuant to the Offer, ADI will be entitled to designate that number of directors of the Company, rounded up to the next whole number, that equals the product of (x) the total number of directors on the Board of Directors (giving effect to the election or appointment of any additional directors pursuant to this Section 1.3) and (y) the percentage that the number of Shares owned by DLB and ADI (including Shares accepted for payment) bears to the total number of outstanding Shares. The Board of Directors of the Company will at all relevant times be composed of a sufficient number of directors so that the right of ADI under this Section 1.3 will not be impaired. The Company will at such time cause the designees of ADI to be elected to or appointed by the Board of Directors, including, without limitation, increasing the number of directors, amending its Bylaws, using its reasonable best efforts to obtain resignations of incumbent directors, and, to the extent necessary, filing with the SEC and mailing to its stockholders the information required by Section 14(f) of the Exchange Act and the rules promulgated thereunder, as promptly as possible. DLB and ADI will supply any information with respect to themselves and their respective nominees, officers, directors, and affiliates required by
Section 14(f) of the Exchange Act and such Bylaws of the Company.

                                  ARTICLE  II.
                                   THE MERGER

        2.1. The Merger. Subject to the terms and conditions hereof, the Merger shall be consummated in accordance with the Delaware General Corporation law (the "DGCL") as soon as practicable following the latest of (i) the expiration or termination of the Offer, (ii) the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, (iii) the expiration or termination of all required waiting periods with respect to the acquisition of the Company by DLB pursuant to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), if applicable, and (iv) the receipt of any required approvals from the stockholders of the Company. At the Effective Time (as hereinafter defined), subject to the terms and conditions of this Agreement and in accordance with the laws of the State of Delaware, ADI shall be merged with and into the Company, which shall be the surviving corporation. The Company hereinafter is sometimes referred to as the "Surviving Corporation."

        2.2. Effective Time. The Merger shall become effective at the date and time of filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL (the "Certificate of Merger"), which shall be so filed as provided in Section 8.2 of this Agreement. The date and time when the Merger shall become effective is herein referred to as the "Effective Time."

        2.3. Effect of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

        2.4. Certificate of Incorporation. The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law; provided that effective upon the Merger, the Certificate of Incorporation of the Company shall be amended so that it shall be identical in all respects to the Certificate of Incorporation of ADI as in effect immediately prior to the Effective Time except that the name of the Surviving Corporation shall be "Bonray Drilling Corporation".

        2.5. By-Laws. The By-Laws of ADI, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law.

        2.6. ADI Directors. The directors of ADI at the Effective Time shall be the directors of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

        2.7. ADI Officers. The officers of ADI at the Effective Time shall be the officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

        2.8. Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                  ARTICLE III.
                            CONVERSION OF SECURITIES

        3.1.     Common Stock.

                 (i) Each share of the Common Stock issued and outstanding immediately prior to the Effective Time (except for shares of Common Stock then owned beneficially or of record by DLB, ADI or any subsidiary of DLB and except for Dissenting Shares (as hereinafter defined) in respect of which appraisal rights are perfected) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Price Per Share in cash payable to the holder thereof, without interest thereon, upon surrender of the certificate representing such share of Common Stock.

                 (ii) Each share of Common Stock issued and outstanding immediately prior to the Effective Time which is then owned beneficially or of record by DLB, ADI or any subsidiary of DLB shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and cease to exist, without any conversion thereof.

                 (iii) Each share of Common Stock held in the Company's treasury immediately prior to the Effective Time shall, by virtue of the Merger, be canceled and retired and cease to exist, without any conversion thereof.

        3.2. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have not voted such shares in favor of the approval and adoption of the Merger and shall have delivered a written demand for appraisal of such shares in the manner (including the time of delivery) provided in Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the consideration provided in Section 3.1, but shall be entitled to receive such consideration as shall be determined pursuant to
Section 262 of the DGCL; provided, however, that, if such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the DGCL, such holder's shares of Common Stock shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the consideration provided for in Section 3.1, without any interest thereon, in accordance with Section 3.4, and such shares shall no longer be Dissenting Shares.

        3.3. ADI Common Stock. Each share of common stock, par value $.01 per share, of ADI issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for one share of common stock of the Surviving Corporation.

        3.4.     Exchange of Common Stock.

                 (i) At the Effective Time, ADI (or the Company, as the Surviving Corporation) shall deposit in trust with a bank or trust company designated by DLB (the "Exchange Agent") cash, a letter of credit or a combination thereof issued by a commercial bank selected by DLB which irrevocably commits the issuer to provide the Exchange Agent from time to time with the funds necessary to make the payments required hereunder in an aggregate amount equal to the product of (i) the number of shares of Common Stock issued and outstanding at the Effective Time (other than any such shares owned beneficially or of record by DLB, ADI or any subsidiary of DLB or held in the Company's treasury and other than Dissenting Shares in respect of which appraisal rights are perfected), and (ii) the Price Per Share (such product being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, make the payments provided for in Section 3.1(i) out of the Exchange Fund. The Exchange Agent may invest all or portions of the Exchange Fund as the Surviving Corporation shall direct. Any net profit resulting from, or interest or income produced by the investment of the Exchange Fund, shall be paid to the Surviving Corporation.

                 (ii) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder (other than DLB, ADI or any subsidiary of DLB), as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Common Stock (the "Certificates") a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender by such holder to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the product of the number of shares of Common Stock represented by such Certificate and the Price Per Share, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be mailed to a person other than the person in whose name a Certificate surrendered is registered, it shall be a condition of payment that (a) the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that (b) the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this
Section 3.4, each Certificate (other than Certificates representing shares owned beneficially or of record by DLB, ADI or any subsidiary of DLB and other than Dissenting Shares in respect of which appraisal rights are perfected) shall represent for all purposes whatsoever only the right to receive the Price Per Share in cash multiplied by the number of shares evidenced by such Certificate, without any interest thereon.

                 (iii) After the Effective Time there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer or for any other reason, they shall be canceled and exchanged for cash as provided in this Article III.

                 (iv) Any portion of the Exchange Fund which remains unclaimed by the stockholders of the Company for six (6) months after the Effective Time shall be repaid to the Surviving Corporation, upon demand, and any stockholders of the Company who have not theretofore complied with Section 3.4(ii) shall thereafter look only to the Surviving Corporation for payment of their claim for the Price Per Share for each share of Common Stock, without any interest thereon.

                                  ARTICLE  IV.
                 REPRESENTATIONS AND WARRANTIES OF DLB AND ADI

        DLB and ADI each jointly and severally represent and warrant to the Company as follows:

        4.1. Organization. Each of DLB and ADI is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and each has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so existing and in good standing would not affect materially and adversely the business, assets, prospects, condition (financial or otherwise) or the results of operations of DLB and ADI.

        4.2. Authority Relative to this Agreement. Each of DLB and ADI has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of DLB and ADI and by DLB as the sole stockholder of ADI, and no other corporate proceedings on the part of DLB or ADI are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of DLB and ADI, and constitutes a valid and binding agreement of DLB and ADI, enforceable against DLB and ADI in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies.

        4.3. Consents and Approvals; No Violations. Except for applicable requirements of the Exchange Act, the HSR Act and filing and recordation of appropriate merger documents as required by the DGCL, no filing with, and no permit, authorization, consent or approval of, any public body is necessary for the consummation by DLB and ADI of the transactions contemplated by this Agreement, the absence of which would or might result in the divestiture of any assets which are material to DLB and ADI taken as a whole or would otherwise have a material adverse effect on the business of DLB and ADI taken as a whole. Neither the execution and delivery of this Agreement nor the compliance by DLB and ADI with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Articles or Certificate of Incorporation or By-Laws of DLB or ADI, (ii) require any consent, approval or notice under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or change the rights or obligations of any party under, or trigger any obligation or payment by DLB or ADI under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which DLB or ADI is a party or by which either of them or any of their properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to DLB or ADI or any of their properties or assets.

        4.4. Offer Documents; Proxy Statement; Other Information. None of the information supplied by DLB or ADI for inclusion in the Offer (together with the related letter of transmittal, the "Offer Documents") (including any amendments or supplements thereto and including Statements on Schedules 14D-1 and 14D-9) will, at the respective times the Offer Documents or any amendments or supplements thereto are filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information relating to DLB or ADI supplied for inclusion in the proxy statement which is to be mailed to the stockholders of the Company in connection with any meeting of stockholders convened in accordance with Section 6.4 or any information statement which is to be mailed to the stockholders of the Company in connection with any action taken without solicitation of proxies or consents (such proxy statement or information statement is herein referred to as the "Proxy Statement") will, at the time the Proxy Statement is mailed, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or, at the time of the meeting of stockholders to which any such Proxy Statement relates, as then amended or supplemented, necessary to correct any statement which has become false or misleading in any earlier communication with respect to the solicitation of any proxy for such meeting. The Statement on Schedule 14D-1 will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

        4.5. No Prior Activities. ADI has not engaged, directly or through any subsidiary, in any business or activity of any type or kind whatsoever, or entered into any agreements or arrangements with any person or entity, or is subject to or bound by any liability, obligation or undertaking, which is not in connection with its organization, this Agreement and the transactions contemplated hereby (including the financing necessary to consummate the Offer and the Merger).

        4.6. Finders and Investment Bankers. Neither DLB, ADI nor any of their officers or directors has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated herein.

                                  ARTICLE  V.
                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

        The Company represents and warrants to DLB and ADI as follows:

        5.1. Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate affect materially and adversely the business, assets, properties, condition (financial or otherwise) or the results of operations of the Company. The Company has heretofore made available to DLB accurate and complete copies of the Certificate of Incorporation and By-Laws, as currently in effect, of the Company.

        5.2. Capitalization. The authorized capital stock of the Company consists of 800,000 shares of Common Stock, of which on December 31, 1996 there were 423,540 shares issued and outstanding and less than 10,000 shares held in the Company's treasury. No other capital stock of the Company is authorized. All issued and outstanding shares of capital stock of the Company are validly issued, fully paid, non-assessable and free of preemptive rights. There are not, and at the Effective Time there will not be, any existing options, warrants, calls, subscriptions, stock appreciation rights, or other rights or other agreements, arrangements or commitments obligating the Company to issue, transfer or sell, or securities or rights convertible or exchangeable for, any shares of capital stock of the Company.

        5.3. Subsidiaries. The Company has no subsidiaries. The Company does not own any equity interest in any corporation or other entity.

        5.4. Authority Relative to this Agreement. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company's Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions so contemplated (other than the adoption of this Agreement by the stockholders of the Company in accordance with the DGCL and the Certificate of Incorporation and By-Laws of the Company). This Agreement has been duly and validly executed and delivered by the Company, and, subject insofar as Article II of this Agreement is concerned to the approval and adoption of this Agreement by the stockholders of the Company, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies. The Company and its Board of Directors have approved this Agreement and the Stockholder Agreement and the transactions contemplated hereby and thereby, including, without limitation, the Offer, the Merger and the agreements by the Selling Stockholders to tender their Shares, and the Company and the Board of Directors have taken all steps necessary to render Section 203 of the DGCL inapplicable to this Agreement, the Stockholder Agreement and the transactions contemplated hereby and thereby, including without limitation, the Merger, the Offer (regardless of whether this Agreement is terminated) and the agreements by the Selling Stockholders to tender their Shares (regardless of whether this Agreement is terminated).

        5.5. Consents and Approvals; No Violations. Except for applicable requirements of the Exchange Act, the HSR Act and the filing and recordation of appropriate merger documents as required by the DGCL, no filing with, and no permit, authorization, consent or approval of, any public body, domestic or foreign, is necessary for the consummation by the Company of the transactions contemplated by this Agreement, the absence of which would or might result in the divestiture of any assets which are material to the Company or would otherwise affect materially and adversely the business, assets, prospects, condition (financial or otherwise) or the results of operations of the Company. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws of the Company, (ii) except as is disclosed in paragraph 5.5 of the Disclosure Letter delivered by the Company to DLB concurrently with the execution of this Agreement (the "Disclosure Letter"), require any consent, approval or notice under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company is a party or by which it or any material portion of its properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any material portion of its properties or assets.

        5.6. Litigation. Except as may be disclosed in the SEC filings referred to in Section 5.7 or as otherwise disclosed in paragraph 5.6 of the Disclosure Letter, as of the date hereof there are no claims, actions, proceedings or, to the best knowledge of the Company, investigations pending or, to the best knowledge of the Company, threatened against the Company or any properties or rights of the Company before any court, administrative, governmental or regulatory authority or body which, if decided adversely, would materially and adversely affect the business, assets, prospects, condition (financial or otherwise) or the results of operations of the Company. As of the date hereof, neither the Company nor any of its property is subject to any order, judgment, injunction or decree which might affect materially and adversely the business, assets, prospects, condition (financial or otherwise) or the results of operations of the Company.

        5.7. SEC Filings. The Company has heretofore made available to DLB its (i) Annual Report on Form 10-K for the fiscal year ended June 30, 1996 as filed with the SEC, (ii) Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996, (iii) proxy statements relating to the Company's meetings of stockholders (whether annual or special) since June 30, 1996 and
(iv) all other reports, filings or registration statements filed by the Company with the SEC since June 30, 1996. As of their respective dates, such reports and statements (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Company included or incorporated by reference in such reports and in the Company's Annual Reports on Form 10-K for the fiscal years ended June 30, 1996 and June 30, 1995 heretofore made available to DLB have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the assets, liabilities and financial position of the Company as of the dates thereof and the results of its operations and changes in financial position for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).

        5.8. Tradenames. To the Company's knowledge, no other person, firm or corporation is presently using or claiming, or has the right to use or to claim the tradename: "Bonray Drilling Corporation".

        5.9.     Tax Matters.

                 (i) The Company has filed when due (taking into account extensions) with the appropriate federal, state, local, foreign and other governmental agencies, all tax returns, estimates and reports required to be filed by it with respect to its tax obligations and has paid when due all required taxes and has established sufficient reserves to pay taxes when due through the Closing Date.

                 (ii) Except as is disclosed in paragraph 5.9(ii) of the Disclosure Letter, there are no taxes assessed or asserted in writing with respect to any tax return filed by the Company or claimed in writing to be due by a taxing authority or otherwise. No tax return of the Company is currently being audited by the Internal Revenue Service ("IRS") or any other taxing authority having jurisdiction over the Company. The Company has not executed any agreement or other document extending or having the effect of extending the period of assessment or collection of any taxes. All final adjustments made by the IRS with respect to any Federal tax return of the Company have been reported to the relevant state, local or foreign taxing authority to the extent required by law. No request by the Company for any rulings or any determination letters are pending with any taxing authority.

                 (iii) The Company will deliver to DLB at Closing, all tax files currently being maintained or stored by the Company.

        5.10.    Environmental Matters.

                 (i) Except as is disclosed in paragraph 5.10(i) of the Disclosure Letter, all real property owned, leased or operated by the Company (the "Property"), the operations conducted thereon and all operations of the Company conducted off of the Property are not in material violation of any order or requirement of any court or Governmental Authority or any Environmental Laws (as such terms are defined herein).

                 (ii) Except as is disclosed in paragraph 5.10(ii) of the Disclosure Letter, the Property and the operations conducted thereon by the Company or the operations conducted by any prior owner or operator of the Property are not subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority.

                 (iii) Except as is disclosed in paragraph 5.10(iii) of the Disclosure Letter, all notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the current operation or use of the Property, including without limitation authorizations related to the treatment, storage, disposal or release of any hazardous substances or solid waste have been duly obtained or filed, and the Company is in material compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations.

                 (iv) Except as is disclosed in paragraph 5.10(iv) of the Disclosure Letter, there are no leaking or deteriorating above ground or below ground storage tanks or containers on the Property and no hazardous substance or solid waste is known to have been disposed of or otherwise released on or to the property except in compliance with Environmental Laws.

                 (v) The Company is not subject to any contingent liability in connection with any release or threatened release of any hazardous substance or solid waste into the environment or on or at the Property or from the operations conducted thereon other than minor instances, the clean-up of which will exceed the sum of Ten Thousand Dollars ($10,000) per occurrence based upon standard industry practices as of the Closing Date.

                 (vi) For purposes of this Section 5.10, "Environmental Laws" shall mean any and all laws, statutes, ordinances, rules, regulations, orders, or determinations by any Governmental Authority pertaining to health or the environment in effect in any and all jurisdictions in which the Property is located, including without limitation, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Operational Safety and Health Act of 1970 ("OSHA"), as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and the Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental, conservation or protection laws. The terms "hazardous substance" and "release" (or "threatened release") have the meanings specified in CERCLA, and the term "solid waste" and "disposal" (or "disposed") have the meanings specified in RCRA; provided, however, that the terms "hazardous substance" and "solid waste" shall include all oil and gas exploration and production wastes that may present an endangerment to public health or welfare or the environment, even if such wastes are specifically exempt from classification as hazardous substances or solid wastes pursuant to CERCLA or RCRA or the state analogues to those statutes.

                 (vii) For purposes of this Section 5.10, "Governmental Authority" shall mean the United States, the state, county, city and political subdivisions in which the Property is located or which exercises jurisdiction over any such Property and any agency, department, commission, board, bureau or instrumentality which exercises jurisdiction over such Property.

                 (viii) Except as is disclosed in paragraph 5.10(viii) of the Disclosure Letter, there have been no environmental investigations, studies, audits, reviews or other analyses conducted by, or which are in the possession of the Company regarding any facility or property now or previously owned, leased or operated by the Company or upon which the Company has performed any operations.

        5.11. Compliance with Agreements. The Company has complied in all material respects with all terms and conditions of its agreements and contracts with third parties.

        5.12.    Employee Benefit Matters.

                 (i) Paragraph 5.12(i) of the Disclosure Letter provides a description of each "employee benefit plan", as such term is defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Other than as is disclosed in paragraph 5.12 of the Disclosure Letter, there are no stock option plans, collective bargaining agreements, bonus plans, incentive award plans, vacation policies, severance pay plans, deferred compensation agreements, medical or disability insurance plans, executive compensation or supplemental income plans, or any other employee benefit plans, agreements or programs.

                 (ii) True, correct and complete copies of each of the plans disclosed in paragraph 5.12(i) of the Disclosure Letter have been furnished to DLB.

                 (iii) The Company has substantially performed all obligations, whether arising by operation of law or by contract, required to be performed by it in connection with said employee benefit plans.

                 (iv) Any employee benefit plan intended to be qualified under Section 401 of the Internal Revenue Code of 1986, as amended, satisfies the requirements of such Section and has received a favorable determination letter from the IRS regarding such qualification status.

                 (v) Except as is disclosed in paragraph 5.12(v) of the Disclosure Letter, there are no actions, suits, unfunded obligations or claims pending (other than routine claims for benefits involving less than Ten Thousand Dollars ($10,000) in the aggregate) with respect to any of the employee benefit plans.

                 (vi) Paragraph 5.12(vi) of the Disclosure Letter sets forth by number and employment classification the approximate number of employees employed by the Company as of the date of this Agreement and the employee benefit plans to which such employee is entitled.

        5.13. Special Warranty of Title to Company Assets. Disclosed in paragraph 5.13 of the Disclosure Letter is a list of all of the Company's real and tangible personal property and assets owned or leased (the "Assets"). The Company has prepared paragraph 5.13 on a best efforts basis and hereby specifically disclaims the completeness of paragraph 5.13. As to the title to the Assets, as specifically set forth and described in paragraph 5.13, the Company does hereby represent, warrant and covenant with DLB that the Company has not made, done, executed or permitted any act or thing whatsoever, whereby any of the Assets, or any part thereof, now or at any time hereafter through the Closing Date shall have become impaired, charged or encumbered in any manner whatsoever, except as is specifically indicated in paragraph 5.13, and that the Company will warrant and defend the title to the Assets to be free and clear against the lawful claims and demands of all persons claiming by, through or under the Company from events, transactions, actions or failures to act prior to the Closing Date, but not otherwise.

        5.14.    Maintenance of Assets.  Except as is disclosed in paragraph
5.14 of the Disclosure Letter, the Company's Assets currently used by the Company in the ordinary course of business have been maintained in accordance with customary industry maintenance practices and are in a state of repair (normal wear and tear excepted) which the Company believes to be adequate for the normal use of such Assets in the ordinary course of business.

        5.15. Absence of Certain Changes or Events. Except as contemplated by this Agreement, or reflected in any financial statement or notes thereto referred to in Section 5.7, or reflected in the monthly financial statements of the Company for the months of October and November 1996, previously furnished to DLB, or disclosed in paragraph 5.15 of the Disclosure Letter or in SEC filings made prior to the date hereof, since June 30, 1996 there has not been:
(i) any material adverse change in the business, Assets, customer relations, condition (financial or other) or the results of operations of the Company;
(ii) any damage, destruction or loss, whether covered by insurance or not, having a material adverse effect upon the properties or business of the Company; (iii) any change by the Company in accounting principles or methods except insofar as may be required by a change in generally accepted accounting principles; (iv) any declaration, payment or setting aside for payment of any dividend or any redemption, purchase or other acquisition of any shares of capital stock or securities of the Company; (v) a grant of any general increase in the compensation of its officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any such officer or employee.

        5.16. Governmental Authorization and Compliance with Laws. The business of the Company has been operated in compliance with all laws, ordinances, regulations and orders of all governmental entities, domestic or foreign, except for violations which do not affect and will not affect materially and adversely the business, assets, prospects, condition (financial or otherwise) or the results of operations of the Company or, as the case may be, the Surviving Corporation. The Company has all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of their business, except those the absence of which does not affect and will not affect materially and adversely the business, assets, prospects, condition (financial or otherwise) or the results of operations of the Company or the Surviving Corporation.

        5.17. Offer Documents; Proxy Statement; Other Information. None of the information supplied by the Company for inclusion in the Offer Documents (including any amendments or supplements thereto and including Statements on Schedules 14D-1 and 14D-9) will, at the respective times the Offer Documents or any amendments or supplements thereto are filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information relating to the Company included in the Proxy Statement, at the time it is mailed, or as amended or supplemented, will contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not misleading or necessary to correct any statement in an earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become misleading. The Statement on Schedule 14D-9 and the Proxy Statement each will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

        5.18. Finders and Investment Bankers. Neither the Company nor any of its officers or directors has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated herein.

                                  ARTICLE  VI.
                                   COVENANTS

        6.1. Conduct of Business of the Company. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall conduct its operations according to its ordinary course of business and consistent with past practice, and the Company shall use its best efforts to preserve intact its business organization as a going concern, to keep available the services of its officers, employees and other work force and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, oil and gas operators and other customers and others having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, the Company will not, without the prior written consent of DLB:

                 (i) Amend or propose to amend its Certificate of Incorporation or By-Laws;

                 (ii) Authorize for issuance, issue, sell, pledge, deliver or agree or commit to issue, sell, pledge or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase, awards or otherwise) any stock of any class or any securities convertible into or exchangeable for shares of stock of any class of the Company;

                 (iii) Split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock;

                 (iv) (a) Except as contemplated in this Agreement or in the ordinary course of business consistent with past practice, create, incur, assume, maintain or permit to exist any short-term or long-term debt (including obligations in respect of capital leases) in excess of the amount currently outstanding; (b) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any other person; (c) make any loans, advances or capital contributions to, or investments in, any other person; or (d) incur any material liability or obligation (absolute, accrued, contingent or otherwise) other than in the ordinary and usual course of business and consistent with past practice; or (e) change any assumption underlying, or methods of calculating, any bad debt, contingency or other reserve;

                 (v) (a) Increase in any manner the compensation of any of its directors, officers or employees; (b) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing plan, agreement or arrangement to any such director, officer or employee, whether past or present; (c) commit itself to any additional pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment or consulting agreement with or for the benefit of any person, or to amend any of such plans or any of such agreements in existence on the date hereof or (d) make any payment or award under any executive compensation plan of the Company except in the ordinary course of business consistent with past practice;

                 (vi) Except in the ordinary course of business consistent with past practice, sell, transfer, mortgage, or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage or otherwise dispose of or encumber, any assets or properties, real, personal or mixed, which have a value on the Company's books, either individually or in the aggregate, in excess of $10,000;

                 (vii) Enter into any other agreements, commitments or contracts which, individually or in the aggregate, are material to the Company, except agreements, commitments or contracts for the purchase, sale or lease of goods or services, consistent with past practice and not in excess of current requirements, or otherwise make any material change in the conduct of the business or operations of the Company;

                 (viii) Make any change in the Company's accounting principles, practices or methods;

                 (ix) Make any tax election or permit any insurance policy naming the Company as a beneficiary or a loss payable payee to be canceled or terminated without providing for substitute coverage which is the same in all material respects;

                 (x) Enter into any agreement or amend any existing agreement with any affiliate of the Company;

                 (xi) Enter into any agreement or commitment that restricts or limits the Company's ability to compete with or conduct any business in any geographic area; or

                 (xii)     Agree, commit or arrange to do any of the foregoing.

        6.2. Acquisition Proposals. Neither the Company nor any of its officers and directors shall, and the Company will cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company) not to, initiate or solicit, directly or indirectly, encourage, initiate or solicit any inquiries or the making of any proposal with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the Assets of, or any equity interest in, the Company (an "Acquisition Proposal") or, except to the extent required for the discharge by the Board of Directors of its fiduciary duties as advised by counsel in writing, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise assist or facilitate any effort or attempt by any person or entity (other than DLB and ADI, or their officers, directors, representatives, agents, affiliates or associates) to make or implement an Acquisition Proposal. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company will notify DLB promptly if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be instituted or continued with, the Company, such notice to include the material terms communicated to the Company.

        6.3. Notification of Certain Matters. The Company shall give prompt notice to DLB and ADI of: (i) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by the Company subsequent to the date of this Agreement and prior to the Effective Time, under any agreement, indenture or instrument material to the business, Assets, property, condition (financial or otherwise) or the results of operations of the Company to which the Company is a party or is subject; (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; and (iii) any material adverse change in the business, Assets, prospects, condition (financial or otherwise) or results of operations of the Company, or the occurrence of an event which, so far as reasonably can be foreseen at the time of its occurrence, could result in any such change (except for such changes that are caused by the Company's compliance with the terms of this Agreement and the Offer and are contemplated hereby) and except as otherwise disclosed to DLB in writing.

        6.4. Meetings of the Company's Stockholders. If required to consummate the Merger, following expiration of the Offer, the Company will take all action necessary in accordance with applicable law and its Certificate of Incorporation and By-Laws to convene a meeting of holders of Shares as promptly as practicable to consider and vote upon the approval of this Agreement and the Merger. The Board of Directors of the Company shall recommend unanimously such approval and the Company shall take all lawful action to solicit such approval. At any such meeting of the Company all of the Shares then owned by DLB or ADI, or any of their affiliates (collectively, the "Purchaser Companies") will be voted in favor of this Agreement and the Merger. The Company hereby represents, warrants and covenants that the proxy or information statement with respect to such meeting of shareholders (the "Proxy Statement"), at the date thereof and at the date of such meeting, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Company in reliance upon and in conformity with written information concerning the Purchaser Companies furnished to the Company by DLB specifically for use in the Proxy Statement. The Proxy Statement shall not be filed, and no amendment or supplement to the Proxy Statement will be made by the Company, without consultation with DLB and its counsel. In the event the Purchaser Companies acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise, DLB, ADI and the Company shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the stockholders of the Company, in accordance with the DGCL.

        6.5.     Access to Information.

                 (i) Between the date of this Agreement and the Effective Time, the Company will give DLB and its authorized representatives at all reasonable times access to all drilling rigs, offices, warehouses, shops, storage yards and other facilities and to all its books and records, will permit DLB to make such inspections as it may require and will cause its officers to furnish DLB with such financial and operating data and other information with respect to the business and properties of the Company as DLB may from time to time request in its due diligence investigation.

                 (ii) DLB and ADI and their affiliates will each hold and will each cause its respective employees, representatives, consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process, or, in the opinion of its counsel, by other requirements of law, all documents and information concerning the Company furnished to DLB or ADI or their affiliates in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by DLB or ADI, (b) in the public domain through no fault of DLB or ADI or their affiliates, or (c) later lawfully acquired by DLB or ADI from other sources unless DLB and ADI knew such information was obtained in violation of an agreement of confidentiality) and will not release or disclose such information to any other person, except its auditors, attorneys, financial advisors and other consultants and advisors and lending institutions (including banks) in connection with this Agreement (it being understood that such persons shall be informed by DLB or ADI of the confidential nature of such information and shall be directed by DLB or ADI to treat such information confidentially). If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained except to the extent such information comes into the public domain under requirements of law or through no fault of DLB or ADI or their affiliates and, if requested by the Company, DLB or ADI will destroy or return to the Company all copies of written information furnished by the Company to DLB or ADI, or their affiliates, agents, representatives or advisors. If DLB or ADI shall be required to make disclosure of any such information by operation of law, DLB or ADI shall give the Company prior notice of the making of such disclosure and shall use all reasonable efforts to afford the Company an opportunity to contest the making of such disclosure.

        6.6. Best Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including without limitation making filings under the HSR Act, if applicable, and obtaining any necessary third party consents. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each corporation which is a party to this Agreement shall take all such necessary action.

        6.7. Public Announcements. DLB and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Offer or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

        6.8. Exchange Act Compliance. In making the Offer and in consummating the Merger, DLB, ADI and the Company shall comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

        6.9. Consent of DLB. DLB, as the sole stockholder of ADI, by executing this Agreement consents to the execution, delivery and performance of this Agreement by ADI, and such consent shall be treated for all purposes as a vote duly adopted at a meeting of the stockholders of ADI held for such purpose.

        6.10.    Indemnification.

                 (i) As provided in Section 145 of the DGCL and as implemented pursuant to Article VII of the Company's By-Laws, the Company shall indemnify and, after the Effective Time, the Surviving Corporation shall indemnify each present and former director and officer (the "Indemnified Party or Parties") against any expenses, including attorneys' fees, fines, judgments and amounts paid in settlement actually and reasonably incurred by it in connection with any threatened, pending or completed action or suit to which it is a party or is threatened to be made a party by reason of such relationship with the Company and arising out of or pertaining to any action or omission occurring prior to the Effective Time (including, without limitation, any which arise out of or relate to the transactions contemplated by this Agreement) to the fullest extent permitted or required under Section 145 of the DGCL or the Company's By-Laws; provided, however, that any determination required to be made pursuant to Section 145(d) of the DGCL with respect to whether an Indemnified Party's conduct complied with the standards set forth in Delaware law or the Company's By-Laws shall be made by independent legal counsel selected by the Company or the Surviving Corporation, as the case may be.

                 (ii) This Section 6.10 shall survive the closing of the transactions contemplated hereby, is intended to benefit the Company and each of the Indemnified Parties (each of whom shall be entitled to enforce this Section 6.10 against the Company or the Surviving Corporation, as the case may
be) and shall be binding on all successors and assigns of the Surviving Corporation. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.10.

                 (iii) Each of the parties hereto agrees vigorously to defend against any actions, suits or proceedings in which such party is named as a defendant which seeks to enjoin, restrain or prohibit the transactions contemplated hereby or seeks damages with respect to such transactions.

                                 ARTICLE  VII.
                               CLOSING CONDITIONS

        7.1. Conditions to Obligations of the Company, DLB and ADI. The obligations of the Company, DLB and ADI to consummate the Merger are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by the Company, DLB or ADI, as the case may be, to the extent permitted by applicable law:

                 (a) Shareholder Approval. Unless no shareholder approval is required by applicable law to effect the Merger, this Agreement shall have been duly approved by the holders of a majority of the outstanding Shares, in accordance with applicable law and the Certificate of Incorporation and By-Laws of the Company;

                 (b) Government and Regulatory Consent. All filings required to be made prior to the Effective Time by the Company, DLB or ADI with, and all consents, approvals and authorizations required to be obtained prior to the Effective Time by the Company, DLB or ADI from, governmental and regulatory authorities in connection with the execution and delivery of this Agreement by the Company, DLB or ADI and the consummation of the transactions contemplated hereby by the Company, DLB or ADI shall have been made or obtained (as the case may be); and

                 (c) Statutes; Injunctions. No United States or state court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order, whether temporary, preliminary or permanent (collectively, an "Order"), which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

        7.2. Conditions to Obligation of DLB and ADI. The obligation of DLB and ADI to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, any one or more of which may be waived by DLB and ADI:

                 (i) ADI shall have purchased pursuant to the Offer all shares of Common Stock duly tendered and not withdrawn; provided that this condition will be deemed to have been met if ADI fails to purchase such shares pursuant to the Offer in violation of the terms of the Offer or this Agreement;

                 (ii) The Company shall have performed in all material respects its obligations under this Agreement required to be performed on or prior to the Effective Time pursuant to the terms hereof;

                 (iii) The representations and warranties of the Company contained in this Agreement that are qualified as to materiality shall be true and correct and all such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, on the date when made and on and as of the Effective Time as if made on and as of such date;

                 (iv) There shall not have occurred after the date hereof any material adverse change in the business, Assets, prospects, condition (financial or otherwise) or the results of operations of the Company.

        7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, any one or more of which may be waived by the Company:

                 (i) DLB and ADI shall have performed in all material respects their obligations under this Agreement required to be performed on or prior to the Effective Time pursuant to the terms hereof; and

                 (ii) The representations and warranties of DLB and ADI contained in this Agreement that are qualified as to materiality shall be true and correct and all such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, on the date when made and on and as of the Effective Time as if made on and as of such date.

                                 ARTICLE  VIII.
                                    CLOSING

         8.1. Time and Place. Subject to the provisions of Article VII, the closing of the Merger (the "Closing") shall take place in Oklahoma City, Oklahoma, at the offices of McAfee & Taft, as soon as practicable but in no event later than 10:00 A.M., local time, on the first business day after the latest to occur of:

                 (i) the day the Merger is approved and adopted by the stockholders of the Company pursuant to Section 6.4 or as may otherwise be effected pursuant to this Agreement; or

                 (ii)     the date on which each of the conditions set forth in
Article VII have been satisfied or waived by the party or parties entitled to the benefit of such conditions;

or at such other place, at such other time, or on such other date as DLB and the Company may mutually agree. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

         8.2. Filings at the Closing. Subject to the provisions of Article VII, on the Closing Date, the Company shall execute the Certificate of Merger and cause it to be filed in accordance with the provisions of Sections 103 and 251(c) of the DGCL and shall take any and all other lawful actions and do any and all lawful things necessary to cause the Merger to become effective.

                                  ARTICLE  IX.
                          TERMINATION AND ABANDONMENT

         9.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares, by the mutual consent of DLB and the Company by action of their respective Boards of Directors.

         9.2. Termination by Either DLB or the Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either DLB or the Company if (i) the Merger shall not have been consummated by the 30th day of June, 1997 (unless the failure to consummate the Merger by such date is due to the action or failure to act of the party seeking to terminate), or (iii) if an Order pursuant to Section 7.1(c) shall have become final and non-appealable.

         9.3. Termination by DLB. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of DLB if (i) ADI (or any Purchaser Company) shall have terminated the Offer without purchasing any Shares pursuant thereto; provided, such termination of the Offer is not in violation of the terms of the Offer, as provided and permitted by this Agreement, and DLB and ADI have not failed to perform its or their obligations under this Agreement and shall not have breached any representation or warranty contained herein in any material respect; or (ii) if the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to DLB or ADI its approval or recommendation of the Offer, this Agreement or the Merger, or the Board of Directors of the Company, upon request by DLB, shall fail to reaffirm such approval or recommendation, or shall have resolved to do any of the foregoing; provided, however, DLB shall not be entitled to terminate this Agreement or abandon the Merger pursuant to this Section 9.3(ii) so long as DLB shall have the right to acquire a majority of the issued and outstanding Shares of the Company pursuant to the Offer.

         9.4. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares, by action of the Board of Directors of the Company, (a) if DLB or ADI (or another Purchaser Company) shall have failed to commence the Offer within the time required in Section 1.1; (b) after the later of (i) ten (10) business days following commencement of the Offer or
(ii) five (5) business days following notice to DLB by the Company of the terms of any of the following offers, if the Board of Directors of the Company receives an unsolicited written offer at a higher dollar value per Share with respect to a merger, consolidation or sale of all or substantially all of the Company's assets, or if an unsolicited tender or exchange offer for the Shares at a higher dollar value per Share is commenced, and the Board of Directors of the Company determines to accept such merger, consolidation or sale of all or substantially all of the

Company's assets or recommend that its stockholders accept such tender or exchange offer, but only after receipt by the Board of Directors of (x) a written opinion to such effect from a recognized national investment banking firm that such transaction is more favorable to the stockholders from a financial point of view than the Offer and the transactions contemplated hereby and (y) a written opinion of counsel that approval, acceptance or recommendation of such transaction is required by fiduciary obligations under applicable law; or (c) DLB or ADI shall have violated the terms of the Offer or breached any of their representations, warranties or covenants under this Agreement which breach shall have caused a reasonable likelihood that DLB or ADI will not be able to consummate the Offer or Merger.

         9.5. Procedure and Effect of Termination Procedure and Effect of Termination. In the event of termination and abandonment of the Merger by DLB or by the Company pursuant to this Article IX, written notice thereof shall forthwith be given to the other and this Agreement shall terminate and the Merger shall be abandoned without further action by any of the parties hereto. ADI agrees that any termination by DLB shall be conclusively binding upon it, whether given expressly on its behalf or not, and the Company shall have no further notice obligation with respect to it. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article IX, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except that nothing will relieve any party from liability for any breach of this Agreement. No termination of this Agreement shall result in the termination of the obligations of the parties under Section 6.5 (respecting confidentiality) or
Section 10.1(b) (respecting the payment of expenses).

                                  ARTICLE  X.
                                 MISCELLANEOUS

         10.1.   Payment of Expenses.

                 (a) Whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Merger. Any separate counsel fees and other expenses incurred by the stockholders executing the Stockholder Agreement shall not be borne by the Company.

                 (b) If (A) (x) any person, entity or group (other than DLB or any subsidiary or affiliate of DLB or any group including DLB or any subsidiary or affiliate of DLB) (i) shall have become beneficial owner of 25% or more of the outstanding Shares or (ii) shall have publicly proposed (1) any merger or consolidation with or acquisition of all or substantially all of the assets of the Company or other similar business combination involving the Company, (2) that any change be made in the composition of the Board of Directors of the Company and such person, entity or group shall file proxy materials with the SEC in respect of such proposal or (3) the purchase of 50% or more of the total voting power of the Company, including by tender or exchange offer, or (y) this Agreement is terminated pursuant to Section 9.3(ii) or 9.4(b), and (B) this Agreement is terminated in accordance with its terms without ADI having purchased any Shares pursuant to the Offer, then the Company shall immediately pay DLB all actual, documented out-of-pocket expenses of DLB and ADI relating to the transaction contemplated by this Agreement.

         10.2. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of DLB, ADI and the Company at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that, after this Agreement is adopted by the Company's stockholders pursuant to Section 6.4, no such amendment or modification shall alter the amount or change the form of the consideration to be delivered to the stockholders of the Company or alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the stockholders of the Company.

         10.3. Waiver of Compliance; Consents. Any failure of DLB or ADI, on the one hand, or the Company, or the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company or DLB, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.3. ADI hereby agrees that any consent or waiver of compliance given by DLB hereunder shall be conclusively binding upon it, whether given expressly on its behalf or not.

         10.4. Investigations; Survival of Warranties. The respective representations and warranties of DLB, ADI and the Company contained herein or in the certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto. Each and every such representation and warranty shall expire with, and be terminated and extinguished by, the Merger, and thereafter neither DLB, ADI nor the Company, nor any officer or director thereof shall be under any liability whatsoever with respect to any such representation or warranty. This Section 10.4 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Closing.

         10.5. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by cable, telegram or telex or registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice);

                 (i)      If to DLB or ADI, to


                          DLB Oil & Gas, Inc.
                          1601 N.W. Expressway, Suite 700
                          Oklahoma City, Oklahoma  73118-1401
                          Attention:   Michael J. Blaschke, Esq.
                                       General Counsel
                          Telephone:   (405) 848-8808
                          Facsimile:   (405) 848-9449

                          With a copy to

                          Harry H. Selph, II, Esq.
                          Fellers, Snider, Blankenship, Bailey & Tippens 120 North Robinson, Suite 2400
                          Oklahoma City, Oklahoma 73102
                          Telephone:   (405) 232-0621
                          Facsimile:   (405) 232-9659

                 (ii)     If to the Company, to

                          Bonray Drilling Corporation
                          4701 N.E. 23rd Street
                          Oklahoma City, Oklahoma  73121

                          With a copy to

                          Gary F. Fuller, Esq.
                          McAfee & Taft
                          Two Leadership Square, 10th Floor
                          211 North Robinson
                          Oklahoma City, Oklahoma 73102

         10.6. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, nor, except for Section 6.10 (which may be enforced solely by the Indemnified Parties), is this Agreement intended to confer upon any other person except the parties hereto any rights or remedies hereunder.

         10.7. Governing Law. This Agreement shall be governed by the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflict of law) as to all matters, including but not limited to, matters of validity, construction, effect, performance and remedies.

         10.8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.9. Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof; (ii) the term "affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act; and (iii) the term "subsidiary" of any specified corporation shall mean any corporation 50 percent or more of whose outstanding voting securities, or any partnership, joint venture or other entity 50 percent or more of whose total equity interest, is directly or indirectly owned by such specified corporation.

         10.10. Employment Arrangements. Prior to the acceptance of Shares pursuant to the Offer, DLB and ADI will make a good faith attempt to enter into employment agreements with Richard B. Hefner, Donald W. Thummel, Don M. Bode and Joanne Belcher substantially in the form of the drafts of January 4, 1997, furnished to the Company.

         10.11. Entire Agreement. This Agreement, including all exhibits attached hereto and the documents and instruments referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and the understandings between the parties with respect to such subject matter.

         IN WITNESS WHEREOF, DLB, ADI and the Company have caused this Agreement to be signed by their respective duly authorized officers on the date first above written.


                                          DLB OIL & GAS, INC.


                                          By        /S/Mike Liddell
                                            ------------------------------------
                                            Name:   Mike Liddell
                                            Title:  Chief Executive Officer


                                          ACQUISITION DRILLING, INC.


                                          By:       /S/Mike Liddell
                                             -----------------------------------
                                             Name:   Mike Liddell
                                             Title:  Chief Executive Officer

                                          BONRAY DRILLING CORPORATION


                                          By:        /S/Richard B. Hefner
                                             -----------------------------------
                                             Name:  Richard B. Hefner
                                             Title: President

                                    ANNEX A

                        Certain Conditions Of The Offer


         Notwithstanding any other provision of the Offer, Acquisition Drilling, Inc. ("ADI") shall not be required to accept for payment or pay for, or may delay the acceptance for payment of or payment for, any tendered Shares, or may, in its sole discretion, terminate or amend the Offer as to any Shares not then paid for if (x) a majority of the Shares outstanding on a fully diluted basis shall not have been validly tendered pursuant to the Offer and not withdrawn prior to the expiration of the Offer (the "Minimum Condition"),
(y) the Agreement shall have been terminated in accordance with its terms, or
(z) on or after the date of the Agreement, and at or before the time of payment for any such Shares, any of the following events shall occur:

         (a) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or on NASDAQ, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement of a war, armed hostilities or other international or national calamity directly involving the armed forces of the United States, (iv) any general limitation (whether or not mandatory) by any governmental authority on the extension of credit by banks or other lending institutions, (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof, (vi) a decline of at least thirty percent (30%) in the Dow Jones Industrial Average or (vii) a change in general financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans;

         (b) any of the representations and warranties of the Company set forth in the Agreement, or of the Selling Stockholders set forth in the Stockholder Agreement, that are qualified as to materiality shall not be true and correct or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case, on the date when made and at the Expiration Date, or in the case of any representations and warranties that are made as of a different date, as of that date; or

         (c) the Company shall have breached or failed to comply in any material respect with any of its obligations under the Agreement and such failure continues for two (2) days after receipt by the Company of notice from DLB specifying such failure or any Selling Stockholder shall have breached or failed to comply in any material respect with any of its obligations under the Stockholder Agreement and such failure continues for two (2) days after receipt by the Selling Stockholder of notice from DLB specifying such failure; or

         (d) any statute, rule, regulation, order or injunction shall be enacted, promulgated, entered, enforced or deemed applicable to the Offer or the Merger or any other action shall have been taken by any United States governmental authority or court (i) which prohibits the consummation of the transactions contemplated by the Offer or the Merger; (ii) which prohibits DLB's or ADI's ownership or operation of all or any material portion of their or the Company's business or assets, or which compels DLB or ADI to dispose of or hold separate all or any material portion of DLB's or ADI's or the Company's business or assets as a result of the transactions contemplated by the Offer or the Merger, (iii) which makes the acceptance for payment, purchase of, or payment for, some or all of the Shares illegal; (iv) which imposes material limitations on the ability of DLB or ADI to acquire or hold or to exercise effectively all rights of ownership of Shares including, without limitation, the right to vote any Shares purchased by ADI or DLB on all matters properly presented to the stockholders of the Company, or (v) which imposes any limitations on the ability of DLB or ADI, or any of their respective subsidiaries, effectively to control in any material respect the business or operations of the Company;

         (e) DLB or ADI shall have reached an agreement or understanding in writing with the Company providing for termination of the Offer;

         (f) any filing required to be made by the Company with, or any consent, approval or authorization required to be obtained prior to the Effective Time by the Company from, any governmental or regulatory authority in connection with the execution and delivery of the Agreement by the Company or the consummation of the Offer or the transactions contemplated by the Agreement, shall not have been made or obtained;

         (g) there shall have occurred any material adverse change in the business, assets, conditions (financial or otherwise), results of operations or prospects of the Company,

which, in the reasonable judgment of DLB and ADI, in any such case, and regardless of the circumstances giving rise to any such conditions, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares.

         The foregoing conditions are for the sole benefit of DLB and ADI and may be asserted by DLB or ADI regardless of the circumstances or may be waived by DLB or ADI in whole or in part at any time and from time to time in its sole discretion.